The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 8, 2018

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated January , 2018

JPMorgan Chase Financial Company LLC Step Down Trigger Autocallable Notes

Linked to the least performing of the SPDR® S&P® Bank ETF, the NASDAQ-100 Index® and the Russell 2000® Index due on or about January 9, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Step Down Trigger Autocallable Notes, which we refer to as the “Notes,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., linked to the least performing of the SPDR® S&P® Bank ETF (the “Fund”), the NASDAQ-100 Index® and the Russell 2000® Index (each an Index and together the “Indices”) (each of the Fund and the Indices, an “Underlying” and together the “Underlyings”). If each Underlying closes at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) or (ii) its Downside Threshold on the Final Valuation Date, JPMorgan Financial will automatically call the Notes and pay you a Call Price equal to the principal amount per Note plus a Call Return. The Call Return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing value of the Underlying with the Lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value. The closing value of the Fund is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the value of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlying. Generally, a higher Call Return Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

t   Call Return: JPMorgan Financial will automatically call the Notes for a Call Price equal to the principal amount plus a Call Return if (i) the closing value of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing value of each Underlying on the Final Valuation Date is equal to or greater than the Downside Threshold. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will be exposed to any depreciation of the Underlyings at maturity.

t   Contingent Downside Exposure: If by maturity the Notes have not been called and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the decline in the closing value of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	January 8, 2018
Original Issue Date (Settlement Date)[1]	January 11, 2018
Observation Dates[2]	Quarterly beginning January 14, 2019 (see page 4)
Final Valuation Date[2]	January 6, 2020
Maturity Date[2]	January 9, 2020

[1]     Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. The Initial Value of each Underlying is the closing value of that Underlying on January 5, 2018 and is not the closing value of that Underlying on the Trade Date.

[2]     Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Notes linked to the least performing of the SPDR® S&P® Bank ETF, the NASDAQ-100 Index® and the Russell 2000® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return Rate for each Underlying will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return Rate is expected to be, but will not be less than, the minimum Call Return Rate listed below, but you should be willing to invest in the Notes if the Call Return Rate were set equal to that minimum Call Return Rate.
Underlying	Call Return Rate	Initial Value*	Downside Threshold**	CUSIP	ISIN
SPDR® S&P® Bank ETF (Bloomberg Ticker: KBE)	At least 11.90% per annum	$48.16	$38.53, which is 80% of the Initial Value	48129K423	US48129K4233
NASDAQ-100 Index® (Bloomberg Ticker: NDX)		6,653.291	5,322.633, which is 80% of the Initial Value
Russell 2000® Index (Bloomberg Ticker: RTY)		1,560.010	1,248.008, which is 80% of the Initial Value

* The Initial Value of each Underlying is the closing value of that Underlying on January 5, 2018 and is not the closing value of that Underlying on the Trade Date.

** Rounded to two decimal places for the SPDR® S&P® Bank ETF and three decimal places for the NASDAQ-100 Index® and the Russell 2000® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the SPDR® S&P® Bank ETF, the NASDAQ-100 Index® and the Russell 2000® Index		$10		$0.10		$9.90
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.10 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Call Return Rate equal to the minimum Call Return Rate listed above, the estimated value of the Notes would be approximately $9.688 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.50 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement the SPDR® S&P® Bank ETF is a “Fund” and each of the NASDAQ-100 Index® and the Russell 2000® Index is an “Index.”

All references in this pricing supplement to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t    You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t    You are willing to accept the individual market risk of each Underlying and understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlyings.

t    You believe each Underlying will close at or above (i) its Initial Value on any Observation Date (other than the Final Valuation Date) or (ii) its Downside Threshold on the Final Valuation Date.

t    You understand and accept that you will not participate in any appreciation in the value of any Underlying and that your potential return is limited to the applicable Call Return.

t    You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

t    You would be willing to invest in the Notes if the Call Return Rate were set equal to the minimum Call Return Rate indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return Rate listed on the cover).

t    You do not seek current income from this investment and are willing to forgo dividends paid on the Fund and the stocks included in or held by the Underlyings.

t    You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) and you are otherwise able and willing to hold the Notes to maturity.

t    You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t    You understand and accept the risks associated with the Underlyings.

t    You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t    You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t    You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the value of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlyings.

t    You require an investment designed to provide a full return of principal at maturity.

t    You believe that any Underlying will decline during the term of the Notes and is likely to close below (i) its Initial Value on the any Observation Date (other than the Final Valuation Date) and (ii) its Downside Threshold on the Final Valuation Date, exposing you to the full negative Least Performing Underlying Return at maturity.

t    You seek an investment that participates in the full appreciation in the value of any or all of the Underlyings or that has unlimited return potential.

t    You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

t    You would not be willing to invest in the Notes if the Call Return Rate were set equal to the minimum Call Return Rate indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Call Return Rate listed on the cover).

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t    You seek current income from this investment or prefer to receive the dividends paid on the Fund or the stocks included or held by the Underlyings.

t    You are unable or unwilling to invest in Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t    You do not understand or accept the risks associated with the Underlyings.

t    You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “SPDR® S&P® Bank ETF,” “The NASDAQ-100 Index®” and “The Russell 2000® Index” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10.00 per Note
Underlyings	SPDR® S&P® Bank ETF NASDAQ-100 Index® Russell 2000® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 2 years, unless called earlier
Call Feature

The Notes will be automatically called if (i) the closing value[2] of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing value[2] of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Notes are automatically called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the Call Price for the applicable Observation Date.

Observation Dates[1,3]	As specified under the “Observation Date” column of the table under “Call Price” below
Call Settlement Dates[3]	As specified under the “Call Settlement Date” column of the table under “Call Price” below
Call Return	The Call Return increases the longer the Notes are outstanding and is based upon a rate of at least 11.90% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 11.90% per annum.
Call Price

The Call Price equals the principal amount per Note plus the applicable Call Return.

The table below reflects the Call Return Rate of at least 11.90% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 11.90% per annum.

Observation Date[1,3]	Call Settlement Dates[3]	Call Return	Call Price (per $10)
January 14, 2019	January 16, 2019	At least 11.90%	At least $11.19
April 8, 2019	April 10, 2019	At least 14.875%	At least $11.4875
July 8, 2019	July 10, 2019	At least 17.85%	At least $11.785
October 8, 2019	October 10, 2019	At least 20.825%	At least $12.0825
January 6, 2020 (Final Valuation Date)	January 9, 2020 (Maturity Date)	At least 23.80%	At least $12.38
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and, therefore, the Final Value of any Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, equal to:

$10 × (1 + Least Performing Underlying Return)

Accordingly, you will incur a loss proportionate to the negative Least Performing Underlying Return and will lose some or all of your investment.

Underlying Return	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing value of that Underlying on January 5, 2018, as specified on the cover of this pricing supplement. The Initial Value of each Underlying is not the closing value of that Underlying on the Trade Date.
Final Value	With respect to each Underlying, the closing value[2] of that Underlying on the Final Valuation Date
Downside Threshold[4]	With respect to each underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Share Adjustment Factor[2]	With respect to the Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of the Fund. The Share Adjustment Factor is set initially at 1.0 on the January 5, 2018.
[1]	See footnote 1 under “Key Dates” on the front cover
[2]	With respect to the Fund, the closing price and the Share Adjustment Factor of the Fund are subject to adjustments, in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”
[3]	See footnote 2 under “Key Dates” on the front cover
[4]	Rounded to two decimal places for the SPDR® S&P® Bank ETF and three decimal places for the NASDAQ-100 Index® and the Russell 2000® Index
Investment Timeline

January 5, 2018	The Initial Value and the Downside Threshold of each Underlying are determined.

Trade Date: (January 8, 2018)	The Call Return Rate is finalized.

Observation Dates (after an initial one-year non-call period)

The Notes will be automatically called if (i) the closing value of each Underlying on any Observation Date (other than the Final Valuation Date) (after an initial one-year non-call period) is equal to or greater than its Initial Value or (ii) the closing value of each Underlying on the Final Valuation Date is equal to or greater than its Downside Threshold.

If the Notes are automatically called, JPMorgan Financial will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been automatically called and, therefore, the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Least Performing Underlying; equal to a return of:

$10 × (1 + Least Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF ANY OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not automatically called and, therefore, the closing value of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying at maturity.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	Limited Return on the Notes — Your potential gain on the Notes will be limited to the applicable Call Return, regardless of the appreciation of any Underlying, which may be significant. Because the Call Return increases the longer the Notes have been outstanding and your Notes can be automatically called as early as the first Observation Date (after an initial one-year non-call period), the term of the Notes could be cut short and the return on the Notes would be less than if the Notes were called at a later date. In addition, because the closing value of any Underlying at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had hypothetically invested directly in any Underlying. Even though you will not participate in any potential appreciation of any Underlying, you may be exposed to each Underlying’s downside market risk if the Notes are not automatically called.

t	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to Greater Risks of the Notes Not Being Automatically Called and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that the Notes will not be automatically called and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With three Underlyings, it is more likely that the closing value of an Underlying will be less than its Initial Value on the Observation Dates prior to the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that the Notes will not be automatically called and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between any two of the Underlyings, the greater the potential for one of those Underlyings to close below its Initial Value or Downside Threshold on an Observation Date prior to the Final Valuation Date or on the Final Valuation Date, respectively, and with three Underlyings, there is a greater potential that one pair of Underlyings will have low or negative correlation.  Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized.  A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity.  The correlation referenced in setting the terms of the Notes is calculated using internal models of our affiliates and is not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes. Furthermore, because the closing value of each Underlying must be greater than or equal to (i) its Initial Value on an Observation Date prior to the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date in order for the notes to be automatically called, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect whether the Notes will be automatically called and your payment at maturity and will not be offset or mitigated by positive performance by any of the other Underlyings. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity Will Be Determined By the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any of the other Underlyings. Accordingly, if the Notes have not been automatically called and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Values of either or both of the other Underlyings is greater than or equal to its Initial Value.

t	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing values of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been automatically called and, therefore, any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the closing value of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal is based on whether the Final Value of the Least Performing Underlying is below the Downside Threshold and applies only if you hold your Notes to maturity.

t	A Higher Call Return Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called for the applicable Call Price and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are automatically called early, the holding period over which you would receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk in the event the Notes are called prior to the maturity date.

t	No Periodic Interest Payments — You will not receive any periodic interest payments on the Notes.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the values of the Underlyings;

t	the time to maturity of the Notes;

t	the likelihood of an automatic call being triggered;

t	the dividend rates on the Fund and the equity securities held by or included in the Underlyings;

t	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Fund;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Fund or the Equity Securities Held by or Included in the Underlyings — Investing in the Notes is not equivalent to investing in the Fund or the equity securities held by or included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the Fund or the equity securities held by or included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Either Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Index. The sponsor of each Index is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Fund or the Equity Securities Held by or Included in the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the Fund or the equity securities held by or included in the Underlyings and received the dividends on the Fund or those equity securities. This is because the calculation agent will determine whether the Notes will be called and, if not called, the amount payable to you at maturity of the Notes by reference to the closing value of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the Fund or the equity securities held by or included in the Underlyings.

t	No Affiliation with the Fund or the Issuers of the Equity Securities Held by the Fund — We are not affiliated with the Fund or, to our knowledge, the issuers of the equity securities held by the Fund. We have not independently verified the information about the Fund or the issuers of the equity securities held by the Fund contained in this pricing supplement. You should make your own investigation into the Fund and the issuers of the equity securities held by the Fund. We are not responsible for the public disclosure of information by the Fund or the issuers of the equity securities held by the Fund, whether contained in SEC filings or otherwise

t	No Assurances of a Flat or Bullish Environment — While the Notes are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Notes and you will lose some or all of your investment at maturity if the Notes have not been called.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to any Underlying and could affect the value of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Value of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the value of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Call Return Rate.

Risks Relating to the Underlyings

t	Risks Associated with the Banking Industry — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. These factors could affect the banking industry and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the Notes, which may adversely affect the value of your Notes.

t	There Are Risks Associated with the Fund — Although shares of the Underlying are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the investment strategies of the Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the Notes.

t	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Underlying Index as well as the Net Asset Value per Share — The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund.  As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce any payment on the Notes.

t	Anti-Dilution Protection Is Limited With Respect to the Fund — Although the calculation agent will adjust the closing value of the Fund for certain events affecting the Fund, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If an event occurs that does not require the calculation agent to adjust the closing value of the Fund, the market value of your Notes and any payment on the Notes may be materially and adversely affected.

t	Non-U.S. Securities Risk with Respect to the NASDAQ-100 Index® — Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve considerations associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes linked to three hypothetical Underlyings and assume an Initial Value of $100.00 and a Downside Threshold of $90.00 (which is 90.00% of the Initial Value) for the SPDR® S&P® Bank ETF, an Initial Value of 100.000 and a Downside Threshold of 90.000 (which is 90.00% of the Initial Value) for the NASDAQ-100 Index®, an Initial Value of 100.000 and a Downside Threshold of 90.000 (which is 90.00% of the Initial Value) for the Russell 2000® Index and a Call Return Rate of 5.00% per annum. The hypothetical Initial Value of $100.00 or 100.00, as applicable, for each Underlying has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. The actual Initial Value and the resulting Downside Threshold of each Underlying are based on the closing value of that Underlying on January 5, 2018 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing values of the Underlyings, please see the historical information set forth under “SPDR® S&P® Bank ETF,” “The NASDAQ-100 Index®” and “The Russell 2000® Index” in this pricing supplement. The actual Downside Threshold percentage is specified on the cover of this pricing supplement. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payments on the Notes set forth in the examples below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The actual payment on the Notes may be more or less than the amounts displayed below and will be determined based on the actual terms of the Notes, including the Initial Value and the Downside Threshold of each Underlying and the Call Return Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Value of each Underlying on the Final Valuation Date. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the SPDR® S&P® Bank ETF, the NASDAQ-100 Index® and the Russell 2000® Index as the “KBE Fund, the “NDX Index” and the “RTY Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately two years (unless earlier called)
Hypothetical Initial Value:	$100.00 for the KBE Fund, 100.000 for the NDX Index and 100.000 for the RTY Index
Hypothetical Call Return Rate:	5.00% per annum
Observation Dates:	Quarterly (after an initial one-year non-call period)
Hypothetical Downside Threshold:	$90.00 for the KBE Fund, 90.000 for the NDX Index and 90.000 for the RTY Index (which, with respect to each Underlying, is 90% of the hypothetical Initial Value of that Underlying)

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	KBE Fund: $105.00		Closing value of each Underlying at or above its Initial Value; Notes are called.
	NDX Index: 110.000 RTY Index: 100.000
Call Price (per Note)		=	$10.50

Because the Notes are automatically called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.50 per $10.00 principal amount (5.00% return on the Notes). No further amounts will be owed on the Notes.

Example 2 — Notes Are Automatically Called on the Second Observation Date

Date	Closing Level		Payment (per Note)
First Observation Date	KBE Fund: $90.00		Closing value of each Underlying below its Initial Value; Notes NOT called.
NDX Index: 95.000 RTY Index: 85.000
Second Observation Date	KBE Fund: $105.00		Closing value of each Underlying at or above Initial Value; Notes are called.
NDX Index: 110.000 RTY Index: 115.000
Call Price (per Note)		=	$10.625

Because the Notes are automatically called on the second Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.625 per $10.00 principal amount (6.25% return on the Notes). No further amounts will be owed on the Notes.

Example 3 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Level		Payment (per Note)
First Observation Date	KBE Fund: $95.00		Closing value of each Underlying below its Initial Value; Notes NOT called.
NDX Index: 90.000 RTY Index: 80.000
Second Observation Date	KBE Fund: $90.00		Closing value of each Underlying below its Initial Value; Notes NOT called.
NDX Index: 85.000
RTY Index: 95.000
Third to Fourth Observation Dates	Various (below Initial Value)		Closing value of each Underlying below its Initial Value; Notes NOT called.
Final Valuation Date	KBE Fund: $95.00		Closing value of each Underlying at or above its Downside Threshold, Notes are called.
NDX Index: 90.000 RTY Index: 90.000
Call Price (per Note)		=	$11.00

Because the Notes are automatically called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.00 per $10.00 principal amount (10.00% return on the Notes). This reflects the maximum payment on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value Is Below the Downside Threshold

Date	Closing Level		Payment (per Note)
First Observation Date	KBE Fund: $95.00		Closing value of each Underlying below its Initial Value; Notes NOT called.
NDX Index: 90.000 RTY Index: 85.000
Second Observation Date	KBE Fund: $85.00		Closing value of each Underlying below its Initial Value; Notes NOT called.
NDX Index: 80.000
RTY Index: 95.000
Third to Fourth Observation Dates	Various (below Initial Value)		Closing value of each Underlying below its Initial Value; Notes NOT called.
Final Valuation Date	KBE Fund: $65.00		Closing value of NDX Index below its Downside Threshold, Notes NOT called.
NDX Index: 30.000 RTY Index: 90.000
Payout at Maturity (per Note)		=	$10.00 × (1 + Underlying Return) $10.00 × (1 + -70%) $3.00

Because the Notes are not automatically called and, therefore, the Final Value of the Least Performing Underlying is below its Downside Threshold and the Least Performing Underlying Return is -70%, at maturity we will pay you a total of $3.00 per $10.00 principal amount (a 70% loss on the Notes).

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing values of each Underlying. This information given below is for the four calendar quarters in each of 2013, 2014, 2015, 2016 and 2017. Partial data is provided for the first calendar quarter of 2018. We obtained the closing values information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical values of any Underlying as an indication of future performance.

SPDR® S&P® Bank ETF

The SPDR® S&P® Bank ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index that tracks the performance of publicly traded national money centers and leading regional banks, which we refer to as the Underlying Index with respect to the SPDR® S&P® Bank ETF. The Underlying Index with respect to the SPDR® S&P® Bank ETF is currently the S&P® Banks Select IndustryTM Index. The S&P® Banks Select IndustryTM Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P Total Market Index: asset management & custody banks (must also meet the North American Industry Classification of depository credit intermediation); diversified banks; regional banks; other diversified financial services; and thrifts & mortgage finance. For additional information about the SPDR® S&P® Bank ETF, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement. For the purposes of the accompanying underlying supplement, the SPDR® S&P® Bank ETF is a “SPDR® S&P® Industry ETF.” For additional information about the S&P® Banks Select IndustryTM Index, see Annex A to this pricing supplement.

Historical Information Regarding the SPDR® S&P® Bank ETF

The following table sets forth the quarterly high and low closing values of the SPDR® S&P® Bank ETF, based on daily closing values of the SPDR® S&P® Bank ETF as reported by Bloomberg, without independent verification. The closing value of the SPDR® S&P® Bank ETF on January 5, 2018 was $48.16. We obtained the closing values of the SPDR® S&P® Bank ETF above and below from Bloomberg, without independent verification. The closing values may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical values of the SPDR® S&P® Bank ETF as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	$27.23	$24.57	$26.93
4/1/2013	6/30/2013	$28.84	$25.46	$28.72
7/1/2013	9/30/2013	$31.98	$29.10	$30.03
10/1/2013	12/31/2013	$33.18	$29.54	$33.17
1/1/2014	3/31/2014	$34.67	$30.78	$34.04
4/1/2014	6/30/2014	$34.50	$31.03	$33.42
7/1/2014	9/30/2014	$33.87	$31.24	$31.91
10/1/2014	12/31/2014	$33.92	$30.05	$33.55
1/1/2015	3/31/2015	$34.15	$29.99	$33.51
4/1/2015	6/30/2015	$37.20	$33.44	$36.26
7/1/2015	9/30/2015	$37.06	$31.61	$33.24
10/1/2015	12/31/2015	$36.59	$32.93	$33.82
1/1/2016	3/31/2016	$33.05	$26.52	$30.37
4/1/2016	6/30/2016	$33.64	$28.19	$30.48
7/1/2016	9/30/2016	$34.23	$29.27	$33.38
10/1/2016	12/31/2016	$44.16	$33.21	$43.47
1/1/2017	3/31/2017	$46.56	$41.67	$42.98
4/1/2017	6/30/2017	$44.10	$41.01	$43.52
7/1/2017	9/30/2017	$45.09	$39.81	$45.09
10/1/2017	12/31/2017	$48.37	$43.68	$47.34
1/1/2018	1/5/2018*	$48.16	$47.47	$48.16

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through January 5, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of the SPDR® S&P® Bank ETF from January 2, 2008 through January 5, 2018, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of $38.53, equal to 80% of the closing values of the SPDR® S&P® Bank ETF on January 5, 2018.

Past performance of the SPDR® S&P® Bank ETF is not indicative of the future performance of the SPDR® S&P® Bank ETF.

The NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see the information set forth under “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Historical Information Regarding the NASDAQ-100 Index®

The following table sets forth the quarterly high and low closing values of the NASDAQ-100 Index®, based on daily closing values of the NASDAQ-100 Index® as reported by Bloomberg, without independent verification. The closing value of the NASDAQ-100 Index® on January 5, 2018 was 6,653.291. We obtained the closing values of the NASDAQ-100 Index® above and below from Bloomberg, without independent verification. You should not take the historical values of the NASDAQ-100 Index® as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	2,818.690	2,700.967	2,818.690
4/1/2013	6/30/2013	3,028.957	2,741.949	2,909.599
7/1/2013	9/30/2013	3,237.611	2,927.346	3,218.198
10/1/2013	12/31/2013	3,591.996	3,142.535	3,591.996
1/1/2014	3/31/2014	3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014	3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014	4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014	4,337.785	3,765.281	4,236.279
1/1/2015	3/31/2015	4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015	4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015	4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015	4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016	4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016	4,565.421	4,201.055	4,417.699
7/1/2016	9/30/2016	4,891.363	4,410.747	4,875.697
10/1/2016	12/31/2016	4,965.808	4,660.457	4,863.620
1/1/2017	3/31/2017	5,439.742	4,911.333	5,436.232
4/1/2017	6/30/2017	5,885.296	5,353.586	5,646.917
7/1/2017	9/30/2017	6,004.380	5,596.956	5,979.298
10/1/2017	12/31/2017	6,513.269	5,981.918	6,396.422
1/1/2018	1/5/2018*	6,653.291	6,511.342	6,653.291

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through January 5, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of the NASDAQ-100 Index® from January 2, 2008 through January 5, 2018, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 5,322.633, equal to 80% of the closing values of the NASDAQ-100 Index® on January 5, 2018.

Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing values of the Russell 2000® Index, based on daily closing values of the Russell 2000® Index as reported by Bloomberg, without independent verification. The closing value of the Russell 2000® Index on January 5, 2018 was 1,510.010. We obtained the closing values of the Russell 2000® Index above and below from Bloomberg, without independent verification. You should not take the historical values of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	1/5/2018*	1,560.010	1,550.011	1,560.010

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through January 5, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

The graph below illustrates the daily performance of the Russell 2000® Index from January 2, 2008 through January 5, 2018, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 1,248.008, equal to 80% of the closing values of the Russell 2000® Index on January 5, 2018.

Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the SPDR® S&P® Bank ETF, the NASDAQ-100 Index® and the Russell 2000® Index from January 2, 2008 through January 5, 2018. For comparison purposes, each Underlying has been normalized to have a closing value of $100.00 or 100.00, as applicable, on January 2, 2008 by dividing the closing value of that Underlying on each day by the closing value of that Underlying on January 2, 2008 and multiplying by 100.00. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Initial Value on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Value on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings and/or a greater number of Underlyings, which reflects a greater potential for the Notes not being automatically called and for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”).  For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”).  Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to four months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Annex A

The S&P® Banks Select IndustryTM Index

The S&P® Banks Select IndustryTM Index (the “Banks Index”) is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries: asset management & custody banks (must also meet the North American Industry Classification of depository credit intermediation); diversified banks; regional banks; other diversified financial services; and thrifts & mortgage finance. The Banks Index is reported by Bloomberg L.P. under the ticker symbol “SPSIBK.” For additional information about the Banks Index, see “Equity Index Descriptions — The S&P Select Industry Indices” in the accompanying underlying supplement, as supplemented by the next paragraph. For the purposes of the accompanying underlying supplement, the Banks Index is a “Select Industry Index.”

Notwithstanding anything to the contrary in the accompanying underlying supplement, the float-adjusted market capitalization and float-adjusted liquidity ratio requirements for the Banks Index are set forth below:

•	to be included in the Banks Index, a company’s float-adjusted market capitalization must be above $2 billion and its float-adjusted liquidity ratio must be above 100%; and

•	existing components of the Banks Index will be removed at quarterly rebalancing effective date if either their float-adjusted market capitalization falls below $1 billion or their float-adjusted liquidity ratio falls below 50%.